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                                                                    Exhibit 4.12

                            SUPPLEMENTAL INDENTURE

                                      to

                         FIRST SUPPLEMENTAL INDENTURE


          SUPPLEMENTAL INDENTURE, dated as of May 22, 1997 (the "Supplemental Indenture"), to First Supplemental Indenture, dated as of February 4, 1997 (the "First Supplemental Indenture"), between Mercantile Bancorporation Inc., a Missouri corporation (the "Company"), and The Chase Manhattan Bank, as trustee (the "Trustee"), under the Indenture dated as of February 4, 1997 between the Company and the Trustee (the "Indenture").

          WHEREAS, the Company and the Trustee heretofore executed and delivered the Indenture, as supplemented by the First Supplemental Indenture; and

          WHEREAS, pursuant to the Indenture and the First Supplemental Indenture, the Company issued and the Trustee authenticated and delivered $154,640,000 aggregate principal amount of the Company's Floating Rate Junior Subordinated Deferrable Interest Debentures due 2027 (the "Old Subordinated Debentures"); and

          WHEREAS, Section 9.02 of the Indenture provides that with the consent of the Holders of not less than a majority in aggregate liquidation amount of the Trust Securities at the time outstanding (the "Requisite Consents"), the Company, when authorized by a resolution of its Board of Directors, and the Trustee may enter into an amended or supplemental Indenture; and

          WHEREAS, the Company has obtained the Requisite Consents to amend the First Supplemental Indenture in certain respects; and

          WHEREAS, this Supplemental Indenture has been duly authorized by all necessary corporate action on the part of the Company;

          NOW, THEREFORE, the Company and the Trustee agree as follows for the equal and ratable benefit of the Holders of the Old Subordinated Debentures:

                                   ARTICLE 1

      AMENDMENTS TO CERTAIN PROVISIONS OF THE FIRST SUPPLEMENTAL INDENTURE

          SECTION 1.01  Amendment of Certain Sections of the Indenture.

          A. Subject to Section 2.01 hereof, the First Supplemental Indenture is hereby amended by replacing the last sentence in Section 2.1 thereof with the following:

             "The Debentures shall be issued in minimum denominations of $100,000 and any integral multiple of $1,000 in excess thereof and may be transferred only in blocks having an aggregate principal amount of not less than $100,000. Any transfer of the Debentures in a block having an aggregate principal amount of less than $100,000 shall be deemed to be void and of no legal effect whatsoever. Any transferee of the Debentures having an aggregate principal amount of less than $100,000 shall be deemed not to be the holder of such Debentures for any purpose, including, but not limited to, the receipt of payments on such Debentures and such transferee shall be deemed to have no interest whatsoever in such Debentures."


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          B. Subject to Section 2.01 hereof, the First Supplemental Indenture is hereby amended by deleting the following proviso and the corresponding end bracket in the third to the last paragraph in Article VI:

            "[IF THIS DEBENTURE IS AN INITIAL DEBENTURE INSERT --]"

                                   ARTICLE 2

                                 MISCELLANEOUS

          SECTION 2.01 Effect of Supplemental Indenture. Upon the execution and delivery of this Supplemental Indenture by the Company and the Trustee, the First Supplemental Indenture shall be supplemented in accordance herewith, and this Supplemental Indenture shall form a part of the First Supplemental Indenture for all purposes, and every Holder of Debt Securities heretofore or hereafter authenticated and delivered under the Indenture and the First Supplemental Indenture shall be bound thereby. This Supplemental Indenture is an indenture supplemental to and in implementation of the Indenture and the First Supplemental Indenture, and the Indenture, the First Supplemental Indenture and this Supplemental Indenture shall henceforth be read and construed together. Except as supplemented hereby, all provisions in the Indenture and the First Supplemental Indenture shall remain in full force and effect. The Indenture as supplemented by the First Supplemental Indenture and this Supplemental Indenture is in all respects confirmed and preserved.

          SECTION 2.02 Conflict with Trust Indenture Act. If any provision of this Supplemental Indenture limits, qualifies or conflicts with any provision of the Trust Indenture Act of 1939, as amended (the "TIA"), that is required under the TIA to be part of and govern any provision of this Supplemental Indenture, the provision of the TIA shall control. If any provision of this Supplemental Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, the provision of the TIA shall be deemed to apply to the Indenture as so modified or to be excluded by this Supplemental Indenture, as the case may be.

          SECTION 2.03 Severability. In case any one or more of the provisions contained in this Supplemental Indenture shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Supplemental Indenture, but this Supplemental Indenture shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

          SECTION 2.04 Terms Defined in the Indenture and the First Supplemental Indenture. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Indenture and the First Supplemental Indenture.

          SECTION 2.05 Headings. The Article and Section headings of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

          SECTION 2.06 Successors. All agreements of the Company in this Supplemental Indenture shall bind its successors. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

          SECTION 2.07 Trustee Not Responsible for Recitals. The recitals herein contained are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

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          SECTION 2.08 Governing Law. This Supplemental Indenture and each
Debenture shall be deemed to be a contract made under the internal laws of the State of New York, and for all purposes shall be construed in accordance with the laws of said State without regard to conflict of laws principles thereof.

          SECTION 2.09 Counterpart Originals. This Supplemental Indenture may be executed in any number of counterparts each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

          IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date and year first above written.

                              MERCANTILE BANCORPORATION INC.

                              By: /s/ Kenneth E. Schutte
                                  -------------------------------
                                  Kenneth E. Schutte, Senior Vice
                                  President and Treasurer

                              THE CHASE MANHATTAN BANK, as Trustee

                              By: /s/ R. J. Halleran
                                  ------------------------------
                                  Ronald J. Halleran, Second
                                  Vice President

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